PVH CORP.
200 MADISON AVENUE
NEW YORK, NY 10016

FOR IMMEDIATE RELEASE:
March 28, 2018

Contact:     Dana Perlman
Treasurer and Senior Vice President, Business Development and Investor Relations
(212) 381-3502
investorrelations@pvh.com

PVH CORP. REPORTS 2017 FOURTH QUARTER AND FULL YEAR RESULTS ABOVE GUIDANCE AND PROVIDES 2018 OUTLOOK

•	2017 revenue exceeded guidance, driven by Tommy Hilfiger and Calvin Klein:

◦	Fourth quarter revenue increased 19% (13% on a constant currency basis) compared to the prior year period

◦	Record full year 2017 revenue of $8.9 billion increased 9% (7% on a constant currency basis) compared to the prior year

•	2017 EPS exceeded guidance and was:

◦	GAAP basis: $1.39 (fourth quarter) and $6.84 (full year)

◦	Non-GAAP basis: $1.58 (fourth quarter) and $7.94 (full year)

•	2018 outlook:

◦	Revenue: Full year projected to increase approximately 7% (approximately 4% on a constant currency basis) as compared to 2017

◦	GAAP basis EPS: $8.76 to $8.86 (full year) and $2.13 to $2.18 (first quarter)

◦	Non-GAAP basis EPS: $9.00 to $9.10 (full year) and $2.20 to $2.25 (first quarter)

New York, New York - PVH Corp. [NYSE: PVH] reported 2017 fourth quarter and full year results and announced 2018 outlook.

Non-GAAP Amounts:
Amounts stated to be on a non-GAAP basis exclude the items that are described below under the heading “Non-GAAP Exclusions.” Amounts stated on a constant currency basis are also deemed to be on a non-GAAP basis. Reconciliations of amounts on a GAAP basis to amounts on a non-GAAP basis are presented later in this release and identify and quantify all excluded items.

CEO Comments:
Commenting on these results, Emanuel Chirico, Chairman and Chief Executive Officer, noted, “We are very pleased with our fourth quarter and full year 2017 results, which exceeded our expectations. These results are ahead of our long-term targets, driven largely by strong momentum in our Tommy Hilfiger and Calvin Klein businesses.”
Mr. Chirico continued, “Our 2017 results demonstrate our strong execution and commitment to our long-term vision. We continued to make investments that centered around areas most impacted by the changing dynamics in the industry - the growing prominence of digital, the importance of having a nimble and responsive supply chain and our ever-present commitment to driving consumer engagement. We encouraged our associates to be forward-thinking, with a focus on adapting to the evolving consumer environment, enhancing our brands and their competitive positioning across product lines and geographies, and better aligning our business to make it easier to initiate and effect change.”
Mr. Chirico concluded, “We believe that the incredible brand power behind CALVIN KLEIN and TOMMY HILFIGER positions us well in the marketplace against our competition and will drive continued momentum, as reflected in our 2018 outlook. While we, like many other global consumer companies, will continue to face geopolitical headwinds, the power of our brands, our businesses and, most importantly, our people should drive our company forward.”

U.S. Tax Legislation:
The U.S. Tax Cuts and Jobs Act of 2017 (the “Tax Legislation”) was enacted on December 22, 2017. The Tax Legislation is comprehensive and significantly revises the U.S. tax code. The revisions expected to significantly impact the Company are (i) the reduction of the corporate income tax rate from 35% to 21%, including the resulting remeasurement of the Company’s deferred tax assets and liabilities and the recognition of a valuation allowance on the Company’s foreign tax credits, (ii) the imposition of a one-time transition tax on earnings of foreign subsidiaries deemed to be repatriated and (iii) the implementation of a modified territorial tax system.

The Tax Legislation resulted in a one-time net tax benefit of $53 million recorded in the fourth quarter of 2017, consisting of a $265 million benefit primarily from the remeasurement of the Company’s net deferred tax liabilities, partially offset by a $38 million valuation allowance on the Company’s foreign tax credits and a $174 million transition tax on earnings of foreign subsidiaries deemed to be repatriated. The Company’s effective tax rate on a GAAP basis for 2017 reflects provisional estimates for the Tax Legislation. These estimates are subject to adjustment in 2018 under the measurement period allowed by the Securities and Exchange Commission, as regulatory guidance needs to be issued in regard to the Tax Legislation and as the Company completes its final analysis of the impacts of the Tax Legislation. The Company’s effective tax rate on a non-GAAP basis excludes this one-time net tax benefit.

The Company estimates that the 2018 effective tax rate will be in a range of 14.5% to 15.5%. This projection includes the Company’s provisional estimates of the impact of the Tax Legislation in 2018 and is subject to adjustment, including as a result of changes in the provisional amounts recorded in the fourth quarter of 2017 during the measurement period.

Fourth Quarter Business Review:
The Company’s calculations of the comparable store sales percentages throughout this release are based on comparable weeks and, therefore, exclude the 53rd week in 2017.

Calvin Klein
Revenue in the Calvin Klein business for the quarter increased 23% to $977 million (increased 18% on a constant currency basis) compared to the prior year period. Calvin Klein International revenue increased 33% to $512 million (increased 23% on a constant currency basis) compared to the prior year period, driven by outstanding performance in Europe and Asia, including a 4% increase in international comparable store sales. The benefit of a 53rd week in 2017 was largely offset by a revenue reduction due to the timing of the Chinese New Year, as the fourth quarter of 2016 included the peak Chinese New Year selling season, while the fourth quarter of 2017 did not. Calvin Klein North America revenue increased 13% (also on a constant currency basis) to $464 million compared to the prior year period as a result of strong wholesale performance across all categories and a 4% increase in North America comparable store sales. The benefit of a 53rd week in 2017 was offset by a revenue reduction resulting from the November 2016 deconsolidation of the Company’s Calvin Klein business in Mexico (the “Mexico deconsolidation”).

Earnings before interest and taxes on a GAAP basis for the quarter increased to $79 million from $69 million in the prior year period. Included in earnings before interest and taxes for the prior year period was a $7 million noncash loss recorded in connection with the Mexico deconsolidation. Earnings before interest and taxes on a non-GAAP basis discussed below excludes this loss.

Earnings before interest and taxes on a GAAP basis for the quarter increased to $79 million (there were no non-GAAP exclusions in the current year period) from $75 million on a non-GAAP basis in the prior year period. The earnings increase was principally attributable to the strong revenue increase noted above, partially offset by an approximately $15 million increase in marketing expenditures over the prior year period.

Tommy Hilfiger
Revenue in the Tommy Hilfiger business for the quarter increased 22% to $1.1 billion (increased 15% on a constant currency basis) compared to the prior year period. Tommy Hilfiger International revenue increased 37% to $702 million (increased 24% on a constant currency basis) compared to the prior year period, driven by exceptional performance across all regions and channels, as well as the benefit of a 53rd week in 2017. Tommy Hilfiger International comparable store sales increased 6%. Tommy Hilfiger North America revenue increased 5% to $439 million (increased 4% on a constant currency basis) compared to the prior year period. The increase in revenue was principally attributable to a 10% increase in comparable store sales offset, in part, by a reduction in wholesale off-price distribution. The benefit of a 53rd week in 2017 offset the revenue reduction resulting from the discontinuation of the Company’s directly operated womenswear wholesale business in the U.S. and Canada during the fourth quarter of 2016 in connection with the licensing of this business to G-III Apparel Group, Ltd. (the “G-III license”).

Earnings before interest and taxes on a GAAP basis for the quarter decreased to $47 million from $66 million in the prior year period. Included in earnings before interest and taxes for the quarter were costs of (i) $83 million incurred in connection with an amendment to Mr. Tommy Hilfiger’s employment agreement pursuant to which the Company made a cash buyout of a portion of future payments to Mr. Hilfiger (the “Mr. Hilfiger amendment”) and (ii) $7 million incurred related to the April 2016 acquisition of the 55% interest in the Company’s former Tommy Hilfiger joint venture in China (“TH China”) that it did not already own (the “TH China acquisition”), primarily consisting of noncash amortization of short-lived assets. Included in earnings before interest and taxes for the prior year period were costs of (i) $15 million incurred related to the TH China acquisition, primarily consisting of noncash valuation adjustments and amortization of short-lived assets, and (ii) $11 million incurred in connection with the early termination of the previous license agreement for the Tommy Hilfiger men’s tailored clothing business in North America (the “TH men’s tailored license termination”). Earnings before interest and taxes on a non-GAAP basis discussed below excludes these amounts.

Earnings before interest and taxes on a non-GAAP basis for the quarter increased to $137 million from $92 million in the prior year period. The earnings increase was principally due to the strong revenue increase noted above, as well as gross margin improvements, particularly in North America.

Heritage Brands
Revenue in the Heritage Brands business for the quarter was flat compared to the prior year period. Comparable store sales increased 1%.

Earnings before interest and taxes for the quarter decreased to $8 million from $13 million in the prior year period, primarily driven by an increase in marketing expenditures as compared to the prior year period.

Fourth Quarter Consolidated Results:
Earnings per share on a GAAP basis was $1.39 for the fourth quarter of 2017 compared to $1.26 in the prior year period. These results include the amounts described under the heading “Non-GAAP Exclusions” later in this release. Earnings per share on a non-GAAP basis for these periods, as discussed below, exclude these amounts.

Earnings per share on a non-GAAP basis was $1.58 for the fourth quarter of 2017 compared to $1.23 in the prior year period. Earnings per share on both a GAAP and non-GAAP basis for the fourth quarter of 2017 included a $0.04 positive impact related to foreign currency exchange rates.

Fourth quarter revenue increased 19% to $2.5 billion (increased 13% on a constant currency basis) compared to the prior year period.

Earnings before interest and taxes on a GAAP basis for the quarter decreased to $58 million from $154 million in the prior year period. Included in earnings before interest and taxes for the quarter were $119 million of net costs consisting of (i) $83 million incurred in connection with the Mr. Hilfiger amendment, (ii) $28 million incurred in connection with the Company’s redemption and issuance of senior notes, including $24 million related to the early redemption of the Company’s $700 million 4 1/2% senior notes and $4 million related to the Company’s issuance of €600 million 3 1/8% senior notes, (iii) $7 million incurred related to the TH China acquisition, (iv) a $3 million actuarial loss recognized on retirement plans and (v) a $2 million net gain recorded in connection with the consolidation within the Company’s warehouse and distribution network in North America, which included the impact of the sale of a warehouse and distribution center. Included in earnings before interest and taxes for the prior year period was a $6 million net gain consisting of (i) a $39 million actuarial gain recognized on retirement plans, (ii) $15 million of costs incurred related to the TH China acquisition, (iii) $11 million of costs incurred in connection with the TH men’s tailored license termination and (iv) a $7 million noncash loss recorded in connection with the Mexico deconsolidation. Earnings before interest and taxes on a non-GAAP basis discussed below excludes these amounts.

Earnings before interest and taxes on a non-GAAP basis for the quarter was $177 million compared to $147 million in the prior year period. The improvement in earnings was driven by growth in the Tommy Hilfiger and Calvin Klein businesses. Partially offsetting these increases were an earnings decrease in the Heritage Brands business primarily attributable to an increase in marketing expenditures, an approximately $15 million increase in marketing expenditures in the Calvin Klein business and a $14 million increase in corporate expenses due, in part, to investments in digital and sourcing initiatives, including start-up costs associated with the Company’s joint venture manufacturing facility.

Net interest expense increased to $33 million from $29 million in the prior year period, primarily attributable to increases in short-term borrowings and interest rates during the fourth quarter of 2017 and the net impact of the €600 million 3 1/8% senior notes issued in December 2017 and the $700 million 4 1/2% senior notes redeemed in January 2018. The effective tax rate on a GAAP basis was (329.9)% as compared to 19.6% in the prior year period, as the fourth quarter of 2017 included a one-time net tax benefit recorded in connection with the Tax Legislation. The effective tax rate on a non-GAAP basis was 14.4% as compared to 17.8% in the prior year period, which includes a favorable impact from the mix of earnings between tax jurisdictions in the fourth quarter of 2017 as compared to the prior year period.

Full Year 2017 Consolidated Results:
Earnings per share on a GAAP basis was $6.84 for 2017 compared to $6.79 in the prior year. These results include the items described under the heading “Non-GAAP Exclusions” later in this release. Earnings per share on a non-GAAP basis for these periods, as discussed below, exclude these items.

Earnings per share on a non-GAAP basis was $7.94 for 2017 compared to $6.80 in the prior year. Earnings per share on both a GAAP and non-GAAP basis for 2017 included a $0.15 negative impact related to foreign currency exchange rates.

Revenue for 2017 increased 9% to $8.9 billion (increased 7% on a constant currency basis) compared to the prior year. The revenue increase was due to:

•
A 10% increase (9% increase on a constant currency basis) in the Calvin Klein business compared to the prior year, driven by continued strength in Europe and China. International comparable store sales increased 6%. North America comparable store sales decreased 1%.

•
An 11% increase (9% increase on a constant currency basis) in the Tommy Hilfiger business compared to the prior year, driven principally by outstanding performance across Europe and Asia, as well as the inclusion of a full first quarter of revenue from the China business as a result of the TH China acquisition in April 2016. Tommy Hilfiger International comparable store sales increased 8%. North America comparable store sales increased 3%.

Revenue in the Heritage Brands business was flat compared to the prior year. Comparable store sales increased 2%.

Earnings before interest and taxes on a GAAP basis for 2017 decreased to $632 million, inclusive of a $15 million negative impact due to foreign currency exchange rates, from $789 million in the prior year. These results include the amounts described under the heading “Non-GAAP Exclusions” later in this release. Earnings before interest and taxes on a non-GAAP basis for these periods, as discussed below, exclude those amounts.

Earnings before interest and taxes on a non-GAAP basis for 2017 was $864 million, inclusive of a $15 million negative impact due to foreign currency exchange rates, compared to $794 million in the prior year. The improvement in earnings was driven by strong earnings growth in the Tommy Hilfiger business and a slight improvement in earnings in the Heritage Brands business. Partially offsetting these increases were a decrease in earnings in the Calvin Klein business due to the planned increase in marketing expenditures and investments associated with the CALVIN KLEIN creative team leadership changes and a $29 million increase in corporate expenses due, in part, to investments in digital and sourcing initiatives, including start-up costs associated with the Company’s joint venture manufacturing facility.

Net interest expense for 2017 increased to $122 million from $115 million in the prior year primarily due to the net impact of the issuance of €350 million of senior notes in June 2016 and increases in short-term borrowings and interest rates as compared to the prior year, partially offset by long-term debt repayments made during 2016 and 2017. The effective tax rate on a GAAP basis for 2017 was (5.1)% as compared to 18.6% in the prior year, as the current year included a one-time net tax benefit recorded in connection with the Tax Legislation. The effective tax rate on a non-GAAP basis for 2017 was 16.0% as compared to 19.0% in the prior year, which includes a favorable impact from the mix of earnings between tax jurisdictions in the current year as compared to the prior year.

Inventory levels increased 21% as compared to 2016 due to a shift in the timing of inventory receipts into 2017 as a result of the 53rd week and an expected increase in first quarter of 2018 sales as compared to the prior year period.

Stock Repurchase Program:
During 2017, the Company repurchased 2.2 million shares of its common stock for $250 million (6.8 million shares for $692 million since inception) under the $1.250 billion stock repurchase program authorized by the Board of Directors through June 3, 2020. Stock repurchases under the program may be made from time to time over the period through open market purchases, accelerated share repurchase programs, privately negotiated transactions or other methods, as the Company deems appropriate. Purchases are made based on a variety of factors, such as price, corporate requirements and overall market conditions, applicable legal requirements and limitations, restrictions under the Company’s debt arrangements, trading restrictions under the Company’s insider trading policy and other relevant factors. The program may be modified by the Board, including to increase or decrease the repurchase limitation or extend, suspend, or terminate the program, at any time, without prior notice.

2018 Outlook:
Please see the section entitled “Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts” at the end of this release for further detail and reconciliations of GAAP to non-GAAP amounts discussed in this section.

Full Year Guidance
The Company projects that 2018 earnings per share on a GAAP basis will be in a range of $8.76 to $8.86 compared to $6.84 in 2017. The Company projects that 2018 earnings per share on a non-GAAP basis will be in a range of $9.00 to $9.10 compared to $7.94 in 2017. Both projections include the expected positive impact of approximately $0.35 per share related to foreign currency translation.

Revenue in 2018 is projected to increase approximately 7% (increase approximately 4% on a constant currency basis) as compared to 2017. Revenue for the Calvin Klein business is projected to increase approximately 9% (increase approximately 7% on a constant currency basis). Revenue for the Tommy Hilfiger business is projected to increase approximately 8% (increase approximately 4% on a constant currency basis). Revenue for the Heritage Brands business is projected to be relatively flat.

Net interest expense in 2018 is projected to decrease to approximately $120 million from $122 million in 2017. The Company estimates that the 2018 effective tax rate will be in a range of 14.5% to 15.5%, which includes the estimated impact of the Tax Legislation.

The Company’s estimate of 2018 earnings per share on a non-GAAP basis excludes approximately $25 million of pre-tax costs to be incurred related to the TH China acquisition, consisting of noncash amortization of short-lived assets, and the resulting estimated tax effect.

First Quarter Guidance
First quarter 2018 earnings per share on a GAAP basis is projected to be in a range of $2.13 to $2.18 compared to $0.89 in the prior year period. The Company projects that first quarter 2018 earnings per share on a non-GAAP basis will be in a range of $2.20 to $2.25 compared to $1.65 in the prior year period. Both projections include the expected positive impact of approximately $0.20 per share related to foreign currency translation.

Revenue in the first quarter of 2018 is projected to increase approximately 15% (increase approximately 9% on a constant currency basis) compared to the prior year period. Revenue for the Calvin Klein business in the first quarter is projected to increase approximately 17% (increase approximately 12% on a constant currency basis). Revenue for the Tommy Hilfiger business in the first quarter is projected to increase approximately 19% (increase approximately 10% on a constant currency basis). Revenue for the Heritage Brands business in the first quarter is projected to increase approximately 2%.

Net interest expense in the first quarter of 2018 is projected to be relatively flat compared to $29 million in the prior year period. The Company estimates that the first quarter 2018 effective tax rate will be in a range of 16% to 17%, which includes the estimated impact of the Tax Legislation.

The Company’s estimate of first quarter 2018 earnings per share on a non-GAAP basis excludes approximately $7 million of pre-tax costs to be incurred related to the TH China acquisition, consisting of noncash amortization of short-lived assets, and the resulting estimated tax effect.

Non-GAAP Exclusions:
The discussions in this release that refer to non-GAAP amounts exclude the following:

•
Pre-tax costs of approximately $25 million to be incurred in 2018 related to the TH China acquisition, consisting of noncash amortization of short-lived assets, of which approximately $7 million is to be incurred in the first quarter.

•	Pre-tax costs of $83 million incurred in the fourth quarter of 2017 in connection with the Mr. Hilfiger amendment.

•
Pre-tax costs of $54 million incurred in the first quarter of 2017 in connection with the agreements to restructure the Company’s supply chain relationship with Li & Fung Trading Limited (“Li & Fung”), under which the Company terminated its non-exclusive buying agency agreement with Li & Fung during the third quarter of 2017.

•
Pre-tax costs of $28 million incurred in the fourth quarter of 2017 in connection with the Company’s redemption and issuance of senior notes, including $24 million related to the early redemption of the $700 million 4 1/2% senior notes and $4 million related to the issuance of €600 million 3 1/8% senior notes.

•
Pre-tax costs of $27 million incurred in 2017 related to the TH China acquisition, primarily consisting of noncash amortization of short-lived assets, of which $7 million was incurred in the first quarter, $7 million was incurred in the second quarter, $6 million was incurred in the third quarter and $7 million was incurred in the fourth quarter.

•
Pre-tax costs of $19 million incurred in 2017 in connection with the relocation of the Tommy Hilfiger office in New York, including noncash depreciation expense, of which $7 million was incurred in the first quarter, $7 million was incurred in the second quarter and $5 million was incurred in the third quarter.

•
Pre-tax costs of $9 million incurred in the first quarter of 2017 in connection with the noncash settlement of certain of the Company’s benefit obligations related to its retirement plans as a result of an annuity purchased for certain participants, under which such obligations were transferred to an insurer.

•
Pre-tax net costs of $8 million incurred in 2017 in connection with the consolidation within the Company’s warehouse and distribution network in North America, of which $2 million of costs were incurred in the first quarter, $6 million of costs were incurred in the second quarter, $3 million of costs were incurred in the third quarter and a net gain of $2 million was recorded in the fourth quarter, which included the impact of the sale of a warehouse and distribution center.

•	Pre-tax loss of $3 million recorded in the fourth quarter of 2017 related to the recognized actuarial loss on retirement plans.

•
Discrete tax benefits of $23 million recorded in 2017 primarily related to the resolution of uncertain tax positions, of which $13 million was recorded in the third quarter and $10 million was recorded in the fourth quarter.

•	Discrete net tax benefit of $53 million recorded in the fourth quarter of 2017 in connection with the Tax Legislation.

•	Discrete tax benefit of $15 million recorded in the fourth quarter of 2017 related to an excess tax benefit from the exercise of stock options by the Company’s Chief Executive Officer.

•
Pre-tax noncash gain of $153 million recorded in the first quarter of 2016 to write-up the Company’s equity investment in TH China to fair value in connection with the TH China acquisition, which was completed in the first quarter of 2016. Partially offsetting the pre-tax gain were transaction-related pre-tax costs of $83 million incurred in 2016, primarily consisting of noncash valuation adjustments and amortization of short-lived assets. Of these pre-tax costs, $30 million was incurred in the first quarter, $20 million was incurred in the second quarter, $17 million was incurred in the third quarter and $15 million was incurred in the fourth quarter.

•	Pre-tax gain of $39 million recorded in the fourth quarter of 2016 related to the recognized actuarial gain on retirement plans.

•	Pre-tax gain of $18 million recorded in the third quarter of 2016 in connection with a payment made to the Company to exit a TOMMY HILFIGER flagship store in Europe.

•
Pre-tax noncash loss of $84 million recorded in 2016 in connection with the formation of the joint venture in Mexico, of which $77 million was recorded in the third quarter and $7 million was recorded upon completion of the Mexico deconsolidation in the fourth quarter.

•	Pre-tax costs of $16 million incurred in the second quarter of 2016 in connection with the amendment of the Company’s credit facility.

•	Pre-tax costs of $11 million incurred in the fourth quarter of 2016 in connection with the TH men’s tailored license termination.

•
Pre-tax costs of $10 million incurred in 2016 in connection with the integration of Warnaco and the related restructuring, of which $7 million was incurred in the first quarter and $2 million was incurred in the second quarter.

•	Pre-tax costs of $6 million incurred in the first quarter of 2016 in connection with the restructuring associated with the global creative strategy for CALVIN KLEIN.

•
Pre-tax costs of $4 million incurred in 2016 in connection with the G-III license, of which $1 million was incurred in each of the first and second quarters and $2 million was incurred in the third quarter.

•	Pre-tax costs of $3 million incurred in the first quarter of 2016 related to the discontinuation of several licensed product lines in the Heritage Brands dress furnishings business.

•
Discrete tax benefits of $15 million recorded in 2016 related to the resolution of uncertain tax positions, of which $6 million was recorded in the first quarter, $8 million was recorded in the third quarter and $1 million was recorded in the fourth quarter.

•
Estimated tax effects associated with the above pre-tax items, which are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each item that it had identified above as a non-GAAP exclusion to determine if such item is taxable or tax deductible, and if so, in what jurisdiction the tax expense or tax deduction would occur. All items above were identified as either primarily taxable or tax deductible, with the tax effect taken at the statutory income tax rate of the local jurisdiction, or as non-taxable or non-deductible, in which case the Company assumed no tax effect.

As a supplement to the Company’s GAAP results, the Company presents constant currency revenue information, which is a non-GAAP financial measure. The Company presents results in this manner because it is a global company that transacts business in multiple currencies but reports financial information in U.S. dollars. Foreign currency exchange rate fluctuations affect the amounts reported by the Company in U.S. dollars with respect to its foreign revenues. Exchange rate fluctuations can have a significant effect on reported revenues. The Company believes presenting constant currency revenue information provides useful information to investors, as it provides information to assess how its businesses performed excluding the effects of changes in foreign currency exchange rates and assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance.

The Company calculates constant currency revenue information by translating its foreign revenues for the current year period into U.S. dollars at the average exchange rates in effect during the comparable prior year period (rather than at the actual exchange rates in effect during the current year period).

Constant currency performance should be viewed in addition to, and not in lieu of or as superior to, the Company’s operating performance calculated in accordance with GAAP. The constant currency revenue information presented may not be comparable to similarly described measures reported by other companies.

Please see Tables 1 through 9 and the sections entitled “Reconciliations of 2017 Constant Currency Revenue” and “Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts” later in this release for reconciliations of GAAP to non-GAAP amounts.

The Company webcasts its conference calls to review its earnings releases. The Company’s conference call to review its fourth quarter earnings release is scheduled for Thursday, March 29, 2018 at 9:00 a.m. EDT. Please log on to the Company’s web site at www.pvh.com and go to the Events page included in the Investors section to listen to the live webcast of the conference call. The webcast will be available for replay for one year after it is held, commencing approximately two hours after the live broadcast ends. Please log on to www.pvh.com as described above to listen to the replay. In addition, an audio replay of the conference call is available for 48 hours starting approximately two hours after it is held. The replay of the conference call can be accessed by calling (domestic) 888-203-1112 and (international) 719-457-0820 and using passcode 1166287. The conference call and webcast consist of copyrighted material. They may not be re-recorded, reproduced, re-transmitted, rebroadcast or otherwise used without the Company’s express written permission. Your participation represents your consent to these terms and conditions, which are governed by New York law.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements in this press release and made during the conference call/webcast, including, without limitation, statements relating to the Company’s future revenue and earnings, plans, strategies, objectives, expectations and intentions are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not be anticipated, including, without limitation, (i) the Company’s plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the Company may be considered to be highly leveraged and uses a significant portion of its cash flows to service its indebtedness, as a result of which the Company might not have sufficient funds to operate its businesses in the manner it intends or has operated in the past; (iii) the levels of sales of the Company’s apparel, footwear and related products, both to its wholesale customers and in its retail stores, the levels of sales of the Company’s licensees at wholesale and retail, and the extent of discounts and promotional pricing in which the Company and its licensees and other business partners are required to engage, all of which can be affected by weather conditions, changes in the economy, fuel prices, reductions in travel, fashion trends, consolidations, repositionings and bankruptcies in the retail industries, repositionings of brands by the Company’s licensors, and other factors; (iv) the Company’s ability to manage its growth and inventory, including the Company’s ability to realize benefits from acquisitions; (v) quota restrictions, the imposition of safeguard controls and the imposition of duties or tariffs on goods from the countries where the Company or its licensees produce goods under its trademarks, any of which, among other things, could limit the ability to produce products in cost-effective countries, or in countries that have the labor and technical expertise needed; (vi) the availability and cost of raw materials; (vii) the Company’s ability to adjust timely to changes in trade regulations and the migration and development of manufacturers (which can affect where the Company’s products can best be produced); (viii) changes in available factory and shipping capacity, wage and shipping cost escalation, civil conflict, war or terrorist acts, the threat of any of the foregoing, or political or labor instability in any of the countries where the Company’s or its licensees’ or other business partners’ products are sold, produced or are planned to be sold or produced; (ix) disease epidemics and health related concerns, which could result in closed factories, reduced workforces, scarcity of raw materials and scrutiny or embargoing of goods produced in infected areas, as well as reduced consumer traffic and purchasing, as consumers become ill or limit or cease shopping in order to avoid exposure; (x) acquisitions and divestitures and issues arising with acquisitions, divestitures and proposed transactions, including, without limitation, the ability to integrate an acquired entity or business into the Company with no substantial adverse effect on the acquired entity’s, the acquired business’s or the Company’s existing operations, employee relationships, vendor relationships, customer relationships or financial performance, and the ability to operate effectively and profitably the Company’s continuing businesses after the sale or other disposal of a subsidiary, business or the assets thereof; (xi) the failure of the Company’s licensees to market successfully licensed products or to preserve the value of the Company’s brands, or their misuse of the Company’s brands; (xii) significant fluctuations of the U.S. dollar against foreign currencies in which the Company transacts significant levels of business; (xiii) the Company’s retirement plan expenses recorded throughout the year are calculated using actuarial valuations that incorporate assumptions and estimates about financial market, economic and demographic conditions, and differences between estimated and actual results give rise to gains and losses, which can be significant, that are recorded immediately in earnings, generally in the fourth quarter of the year; (xiv) the impact of new and revised tax legislation and regulations, particularly the recently enacted U.S. Tax Cuts and Jobs Act that might disproportionately affect the Company as compared to some its peers due to the specific tax structure of the Company and its greater percentage of revenues and income generated outside of the United States; and (xv) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”).

This press release includes, and the conference call/webcast will include, certain non-GAAP financial measures, as defined under SEC rules. Reconciliations of these measures are included in the financial information later in this release, as well as in the Company’s Current Report on Form 8-K furnished to the SEC in connection with this earnings release, which is available on the Company’s website at www.pvh.com and on the SEC’s website at www.sec.gov.

The Company does not undertake any obligation to update publicly any forward-looking statement, including, without limitation, any estimate regarding revenue or earnings, whether as a result of the receipt of new information, future events or otherwise.

PVH CORP.
Consolidated GAAP Income Statements
(In millions, except per share data)

	Quarter Ended		Year Ended
	2/4/18	1/29/17	2/4/18	1/29/17

Net sales	$2,380.7	$2,004.9	$8,439.4	$7,791.4
Royalty revenue	91.8	79.7	366.3	320.6
Advertising and other revenue	26.4	23.1	109.1	91.1
Total revenue	$2,498.9	$2,107.7	$8,914.8	$8,203.1

Gross profit on net sales	$1,250.8	$1,035.2	$4,419.0	$3,958.6
Gross profit on royalty, advertising and other revenue	118.2	102.8	475.4	411.7
Total gross profit	1,369.0	1,138.0	4,894.4	4,370.3

Selling, general and administrative expenses	1,291.4	978.8	4,248.2	3,636.7

Debt modification and extinguishment costs	23.9		23.9	15.8

Other noncash (loss) gain, net		(4.9)		71.3

Equity in net income (loss) of unconsolidated affiliates	4.3	(0.6)	10.1	0.1

Earnings before interest and taxes	58.0	153.7	632.4	789.2

Interest expense, net	32.9	28.7	122.2	115.0

Pre-tax income	25.1	125.0	510.2	674.2

Income tax (benefit) expense	(82.8)	24.5	(25.9)	125.5

Net income	107.9	100.5	536.1	548.7

Less: Net loss attributable to redeemable non-controlling interest (1)	(0.6)	(0.2)	(1.7)	(0.3)

Net income attributable to PVH Corp.	$108.5	$100.7	$537.8	$549.0

Diluted net income per common share attributable to PVH Corp. (2)	$1.39	$1.26	$6.84	$6.79

	Quarter Ended		Year Ended
	2/4/18	1/29/17	2/4/18	1/29/17

Depreciation and amortization expense	$85.9	$84.2	$324.9	$321.8

Please see following pages for information related to non-GAAP measures discussed in this release.

(1)	The Company and Arvind Limited formed a joint venture in Ethiopia in which the Company owns a 75% interest.

(2)	Please see Note A in the Notes to Consolidated GAAP Income Statements for reconciliations of GAAP diluted net income per common share to diluted net income per common share on a non-GAAP basis.

PVH CORP.
Non-GAAP Measures
(In millions, except per share data)

The Company believes it is useful to investors to present its results for the periods ended February 4, 2018 and January 29, 2017 excluding (i) the recognized actuarial (loss) gain on retirement plans in the fourth quarters of 2017 and 2016; (ii) the costs incurred in 2017 and 2016 related to the acquisition of the 55% interest in TH Asia, Ltd. (“TH China”), its former joint venture for TOMMY HILFIGER in China, that it did not already own (the “TH China acquisition”), primarily consisting of noncash valuation adjustments and amortization of short-lived assets; (iii) the costs incurred in the first, second and third quarters of 2017 in connection with the relocation of the Tommy Hilfiger office in New York, including noncash depreciation expense; (iv) the net costs incurred in 2017 in connection with the consolidation within its warehouse and distribution network in North America, which included a gain recorded on the sale of a warehouse and distribution center in the fourth quarter of 2017; (v) the costs incurred in the first quarter of 2017 in connection with agreements to restructure its supply chain relationship with Li & Fung Trading Limited (“Li & Fung”), under which the Company terminated its non-exclusive buying agency agreement with Li & Fung in 2017 (the “Li & Fung termination”); (vi) the costs incurred in the first quarter of 2017 in connection with the noncash settlement of certain of its benefit obligations related to its retirement plans as a result of an annuity purchased for certain participants, under which such obligations were transferred to an insurer; (vii) the costs incurred in the fourth quarter of 2017 in connection with an amendment to Mr. Tommy Hilfiger’s employment agreement pursuant to which it made a cash buyout of a portion of future payments to Mr. Hilfiger (the “Mr. Hilfiger amendment”); (viii) the costs incurred in the fourth quarter of 2017 in connection with the early redemption of its $700 million 4 1/2% senior notes; (ix) the costs incurred in the fourth quarter of 2017 in connection with the issuance of its €600 million 3 1/8% senior notes; (x) the costs incurred in the first and second quarters of 2016 in connection with its integration of The Warnaco Group, Inc. (“Warnaco”) and the related restructuring; (xi) the costs incurred in the first, second and third quarters of 2016 in connection with the licensing to G-III Apparel Group, Ltd. of the Tommy Hilfiger womenswear wholesale business in the U.S. and Canada (the “G-III license”), which resulted in the discontinuation of the Company’s directly operated Tommy Hilfiger North America womenswear wholesale business in 2016; (xii) the costs incurred in the first quarter of 2016 in connection with the restructuring associated with the global creative strategy for CALVIN KLEIN; (xiii) the costs incurred in the first quarter of 2016 in connection with the discontinuation of several licensed product lines in its Heritage Brands dress furnishings business; (xiv) the noncash gain recorded in the first quarter of 2016 to write-up its equity investment in TH China to fair value in connection with the TH China acquisition; (xv) the one-time costs recorded in the first quarter of 2016 on its equity investment in TH China prior to the TH China acquisition closing; (xvi) the costs incurred in the second quarter of 2016 in connection with the amendment of its credit facility; (xvii) the noncash loss recorded in the third and fourth quarters of 2016 in connection with the deconsolidation of its subsidiary that principally operated and managed its Calvin Klein business in Mexico (the “Mexico deconsolidation”) in connection with the formation of a joint venture in Mexico (“PVH Mexico”) in November 2016 to operate that and other businesses; (xviii) the gain recorded in the third quarter of 2016 in connection with a payment made to the Company to exit a TOMMY HILFIGER flagship store in Europe; (xix) the costs incurred in the fourth quarter of 2016 in connection with the early termination of the previous license agreement for the Tommy Hilfiger men’s tailored clothing business in North America (the “TH men’s tailored license termination”); (xx) the tax effects associated with the foregoing pre-tax items; (xxi) the discrete tax benefits recorded in the third and fourth quarters of 2017 and the first, third and fourth quarters of 2016 related to the resolution of uncertain tax positions; (xxii) the discrete net tax benefit recorded in connection with the enactment of the U.S. Tax Cuts and Jobs Act of 2017 (the “Tax Legislation”) in the fourth quarter of 2017; and (xxiii) the discrete tax benefit recorded in the fourth quarter of 2017 related to an excess tax benefit from the exercise of stock options by its Chief Executive Officer, which are on a non-GAAP basis. The Company excludes such amounts that it deems non-recurring or non-operational and believes that this (i) facilitates comparing current results against past and future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company and (ii) assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance. The Company believes that investors often look at ongoing operations of an enterprise as a measure of assessing performance. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The Company’s results excluding the items described above are also the basis for certain incentive compensation calculations. The non-GAAP measures should be viewed in addition to, and not in lieu of or superior to, the Company’s operating performance measures calculated in accordance with GAAP. The information presented on a non-GAAP basis may not be comparable to similarly titled measures reported by other companies.

PVH CORP.
Non-GAAP Measures (continued)

The following table presents the non-GAAP measures that are discussed in this release. Please see Tables 1 through 9 for reconciliations of the GAAP amounts to amounts on a non-GAAP basis.

	Quarter Ended		Year Ended
	2/4/18	1/29/17	2/4/18	1/29/17

Non-GAAP Measures
Total gross profit (1)				$4,377.6
Selling, general and administrative expenses (2)	$1,196.6	$991.8	$4,040.9	3,591.2
Debt modification and extinguishment costs (3)	—		—	—
Other noncash (loss) gain, net (4)		—		—
Equity in net income of unconsolidated affiliates (5)		1.1		7.7
Earnings before interest and taxes (6)	176.7	147.3	863.6	794.1
Income tax expense (7)	20.7	21.1	118.7	129.3
Net income attributable to PVH Corp. (8)	123.7	97.7	624.4	550.1
Diluted net income per common share attributable to PVH Corp. (9)	$1.58	$1.23	$7.94	$6.80

Depreciation and amortization expense (10)	$79.3	$70.3	$287.0	$271.5

(1) Please see Table 3 for reconciliation of GAAP gross profit to gross profit on a non-GAAP basis.
(2) Please see Table 4 for reconciliations of GAAP selling, general and administrative expenses (“SG&A”) to SG&A on a non-GAAP basis.
(3) Please see Table 5 for reconciliations of GAAP debt modification and extinguishment costs to debt modification and extinguishment costs on a non-GAAP basis.
(4) Please see Table 6 for reconciliations of GAAP other noncash (loss) gain, net to other noncash (loss) gain, net on a non-GAAP basis.
(5) Please see Table 7 for reconciliations of GAAP equity in net (loss) income of unconsolidated affiliates to equity in net income of unconsolidated affiliates on a non-GAAP basis.
(6) Please see Table 2 for reconciliations of GAAP earnings before interest and taxes to earnings before interest and taxes on a non-GAAP basis.
(7)    Please see Table 8 for reconciliations of GAAP income tax (benefit) expense to income tax expense on a non-GAAP basis and an explanation of the calculation of the tax effects associated with the pre-tax items identified as non-GAAP exclusions.

(8) Please see Table 1 for reconciliations of GAAP net income to net income on a non-GAAP basis.
(9) Please see Note A in the Notes to Consolidated GAAP Income Statements for reconciliations of GAAP diluted net income per common share to diluted net income per common share on a non-GAAP basis.
(10) Please see Table 9 for reconciliations of GAAP depreciation and amortization expense to depreciation and amortization expense on a non-GAAP basis.

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts
(In millions, except per share data)

Table 1 - Reconciliations of GAAP net income to net income on a non-GAAP basis

	Quarter Ended		Year Ended
	2/4/18	1/29/17	2/4/18	1/29/17

Net income attributable to PVH Corp.	$108.5	$100.7	$537.8	$549.0

Diluted net income per common share attributable to PVH Corp.(1)	$1.39	$1.26	$6.84	$6.79

Pre-tax items excluded:

Gross profit charges associated with the TH China acquisition (short-lived noncash inventory valuation adjustments)				7.3

Actuarial loss (gain) on retirement plans (recorded in SG&A)	2.5	(39.1)	2.5	(39.1)

SG&A expenses associated with the Mr. Hilfiger amendment	82.9		82.9

SG&A expenses associated with the Li & Fung termination			54.2

SG&A expenses associated with the TH China acquisition (primarily consisting of noncash amortization of short-lived assets)	7.0	15.1	26.9	69.6

SG&A expenses associated with the relocation of the Tommy Hilfiger office in New York (including noncash depreciation expense)			19.2

SG&A expenses associated with the noncash settlement of certain of the Company’s benefit obligations related to its retirement plans as a result of an annuity purchased for certain participants			9.4

SG&A expenses associated with the consolidation within the Company’s warehouse and distribution network in North America, which included a gain recorded on the sale of a warehouse and distribution center	(1.8)		8.0

SG&A expenses associated with the issuance of the Company’s €600 million 3 1/8% senior notes	4.2		4.2

SG&A expenses associated with the integration of Warnaco and related restructuring				9.8

SG&A expenses associated with the G-III license				4.2

SG&A expenses associated with the global creative strategy for CALVIN KLEIN and related restructuring				5.5

SG&A expenses associated with the discontinuation of several licensed product lines in the Heritage Brands dress furnishings business				2.6

Gain recorded in connection with a payment made to the Company to exit a TOMMY HILFIGER flagship store in Europe (recorded in SG&A)				(18.1)

SG&A expenses associated with the TH men’s tailored license termination		11.0		11.0

Gain to write-up the Company’s equity investment in TH China to fair value (recorded in other noncash (loss) gain, net)				(153.1)

Loss recorded in connection with the Mexico deconsolidation (recorded in other noncash (loss) gain, net)		4.9		81.8

Noncash amortization of short-lived assets recorded on the Company’s equity investment in PVH Mexico (recorded in equity in net income (loss) of unconsolidated affiliates)		1.7		1.7

One-time expenses recorded on the Company’s equity investment in TH China (recorded in equity in net income (loss) of unconsolidated affiliates)				5.9

Debt modification and extinguishment costs	23.9		23.9	15.8

Tax effects of the above pre-tax items(2)	(25.7)	4.5	(54.0)	10.9

Discrete tax benefits related to the resolution of uncertain tax positions	(9.8)	(1.1)	(22.6)	(14.7)

Discrete net tax benefit related to the Tax Legislation	(52.8)		(52.8)

Discrete tax benefit related to an excess tax benefit from the exercise of stock options by the Company’s Chief Executive Officer	(15.2)		(15.2)

Net income on a non-GAAP basis attributable to PVH Corp.	$123.7	$97.7	$624.4	$550.1

Diluted net income per common share on a non-GAAP basis attributable to PVH Corp.(1)	$1.58	$1.23	$7.94	$6.80

(1)   Please see Note A in the Notes to the Consolidated GAAP Income Statements for reconciliations of GAAP diluted net income per common share to diluted net income per common share on a non-GAAP basis.

(2) Please see Table 8 for an explanation of the calculation of the tax effects of the above items.

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions)

Table 2 - Reconciliations of GAAP earnings before interest and taxes to earnings before interest and taxes on a non-GAAP basis

	Quarter Ended		Year Ended
	2/4/18	1/29/17	2/4/18	1/29/17

Earnings before interest and taxes	$58.0	$153.7	$632.4	$789.2

Items excluded:

Gross profit charges associated with the TH China acquisition (short-lived noncash inventory valuation adjustments)				7.3

Actuarial loss (gain) on retirement plans (recorded in SG&A)	2.5	(39.1)	2.5	(39.1)

SG&A expenses associated with the Mr. Hilfiger amendment	82.9		82.9

SG&A expenses associated with the Li & Fung termination			54.2

SG&A expenses associated with the TH China acquisition (primarily consisting of noncash amortization of short-lived assets)	7.0	15.1	26.9	69.6

SG&A expenses associated with the relocation of the Tommy Hilfiger office in New York (including noncash depreciation expense)			19.2

SG&A expenses associated with the noncash settlement of certain of the Company’s benefit obligations related to its retirement plans as a result of an annuity purchased for certain participants			9.4

SG&A expenses associated with the consolidation within the Company’s warehouse and distribution network in North America, which included a gain recorded on the sale of a warehouse and distribution center	(1.8)		8.0

SG&A expenses associated with the issuance of the Company’s €600 million 3 1/8% senior notes	4.2		4.2

SG&A expenses associated with the integration of Warnaco and related restructuring				9.8

SG&A expenses associated with the G-III license				4.2

SG&A expenses associated with the global creative strategy for CALVIN KLEIN and related restructuring				5.5

SG&A expenses associated with the discontinuation of several licensed product lines in the Heritage Brands dress furnishings business				2.6

Gain recorded in connection with a payment made to the Company to exit a TOMMY HILFIGER flagship store in Europe (recorded in SG&A)				(18.1)

SG&A expenses associated with the TH men’s tailored license termination		11.0		11.0

Gain to write-up the Company’s equity investment in TH China to fair value (recorded in other noncash (loss) gain, net)				(153.1)

Loss recorded in connection with the Mexico deconsolidation (recorded in other noncash (loss) gain, net)		4.9		81.8

Noncash amortization of short-lived assets recorded on the Company’s equity investment in PVH Mexico (recorded in equity in net income (loss) of unconsolidated affiliates)		1.7		1.7

One-time expenses recorded on the Company’s equity investment in TH China (recorded in equity in net income (loss) of unconsolidated affiliates)				5.9

Debt modification and extinguishment costs	23.9		23.9	15.8

Earnings before interest and taxes on a non-GAAP basis	$176.7	$147.3	$863.6	$794.1

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions)

Table 3 - Reconciliation of GAAP gross profit to gross profit on a non-GAAP basis

Year Ended
1/29/17

Gross profit	$4,370.3

Item excluded:

Gross profit charges associated with the TH China acquisition (short-lived noncash inventory valuation adjustments)	7.3

Gross profit on a non-GAAP basis	$4,377.6

Table 4 - Reconciliations of GAAP SG&A to SG&A on a non-GAAP basis

	Quarter Ended		Year Ended
	2/4/18	1/29/17	2/4/18	1/29/17

SG&A	$1,291.4	$978.8	$4,248.2	$3,636.7

Items excluded:

Actuarial (loss) gain on retirement plans	(2.5)	39.1	(2.5)	39.1

Expenses associated with the Mr. Hilfiger amendment	(82.9)		(82.9)

Expenses associated with the Li & Fung termination			(54.2)

Expenses associated with the TH China acquisition (primarily consisting of noncash amortization of short-lived assets)	(7.0)	(15.1)	(26.9)	(69.6)

Expenses associated with the relocation of the Tommy Hilfiger office in New York (including noncash depreciation expense)			(19.2)

Expenses associated with the noncash settlement of certain of the Company’s benefit obligations related to its retirement plans as a result of an annuity purchased for certain participants			(9.4)

Expenses associated with the consolidation within the Company’s warehouse and distribution network in North America, which included a gain recorded on the sale of a warehouse and distribution center	1.8		(8.0)

Expenses associated with the issuance of the Company’s €600 million 3 1/8% senior notes	(4.2)		(4.2)

Expenses associated with the integration of Warnaco and related restructuring				(9.8)

Expenses associated with the G-III license				(4.2)

Expenses associated with the global creative strategy for CALVIN KLEIN and related restructuring				(5.5)

Expenses associated with the discontinuation of several licensed product lines in the Heritage Brands dress furnishings business				(2.6)

Gain recorded in connection with a payment made to the Company to exit a TOMMY HILFIGER flagship store in Europe				18.1

SG&A expenses associated with the TH men’s tailored license termination		(11.0)		(11.0)

SG&A on a non-GAAP basis	$1,196.6	$991.8	$4,040.9	$3,591.2

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions)

Table 5 - Reconciliations of GAAP debt modification and extinguishment costs to debt modification and extinguishment costs on a non-GAAP basis

	Quarter Ended	Year Ended
	2/4/18	2/4/18	1/29/17

Debt modification and extinguishment costs	$23.9	$23.9	$15.8

Items excluded:

Costs incurred associated with the redemption of the Company’s $700 million 4 1/2% senior notes due 2022	(23.9)	(23.9)

Costs incurred associated with the amendment of the Company’s credit facility			(15.8)

Debt modification and extinguishment costs on a non-GAAP basis	$—	$—	$—

Table 6 - Reconciliations of GAAP other noncash (loss) gain, net to other noncash (loss) gain, net on a non-GAAP basis

	Quarter Ended	Year Ended
	1/29/17	1/29/17

Other noncash (loss) gain, net	$(4.9)	$71.3

Items excluded:

Gain to write-up the Company’s equity investment in TH China to fair value		(153.1)

Loss recorded in connection with the Mexico deconsolidation	4.9	81.8

Other noncash (loss) gain, net on a non-GAAP basis	$—	$—

Table 7 - Reconciliations of GAAP equity in net (loss) income of unconsolidated affiliates to equity in net income of unconsolidated affiliates on a non-GAAP basis

	Quarter Ended	Year Ended
	1/29/17	1/29/17

Equity in net (loss) income of unconsolidated affiliates	$(0.6)	$0.1

Items excluded:

Noncash amortization of short-lived assets recorded on the Company’s equity investment in PVH Mexico	1.7	1.7

One-time expenses recorded on the Company’s equity investment in TH China		5.9

Equity in net income of unconsolidated affiliates on a non-GAAP basis	$1.1	$7.7

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions)

Table 8 - Reconciliations of GAAP income tax (benefit) expense to income tax expense on a non-GAAP basis

	Quarter Ended		Year Ended
	2/4/18	1/29/17	2/4/18	1/29/17

Income tax (benefit) expense	$(82.8)	$24.5	$(25.9)	$125.5

Items excluded:

Tax effects of pre-tax items identified as non-GAAP exclusions (1)	25.7	(4.5)	54.0	(10.9)

Discrete tax benefits related to the resolution of uncertain tax positions	9.8	1.1	22.6	14.7

Discrete net tax benefit related to the Tax Legislation	52.8		52.8

Discrete tax benefit related to an excess tax benefit from the exercise of stock options by the Company’s Chief Executive Officer	15.2		15.2

Income tax expense on a non-GAAP basis	$20.7	$21.1	$118.7	$129.3

(1) The estimated tax effects associated with the Company’s exclusions on a non-GAAP basis are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each pre-tax item that it had identified above as a non-GAAP exclusion to determine if such item is taxable or tax deductible and, if so, in what jurisdiction the tax expense or tax deduction would occur. All of the pre-tax items identified as non-GAAP exclusions were identified as either primarily taxable or tax deductible, with the tax effect taken at the statutory income tax rate of the local jurisdiction, or as non-taxable or non-deductible, in which case the Company assumed no tax effect.

Table 9 - Reconciliations of GAAP depreciation and amortization expense to depreciation and amortization expense on a non-GAAP basis

	Quarter Ended		Year Ended
	2/4/18	1/29/17	2/4/18	1/29/17

Depreciation and amortization expense	$85.9	$84.2	$324.9	$321.8

Items excluded:

Depreciation associated with the relocation of the Tommy Hilfiger office in New York			(12.2)

Amortization of short-lived assets associated with the TH China acquisition	(6.6)	(13.9)	(25.7)	(46.1)

Depreciation and amortization associated with the G-III license				(3.8)

Depreciation and amortization associated with the integration of Warnaco and related restructuring				(0.4)

Depreciation and amortization expense on a non-GAAP basis	$79.3	$70.3	$287.0	$271.5

PVH CORP.
Notes to Consolidated GAAP Income Statements
(In millions, except per share data)

A.    The Company computed its diluted net income per common share as follows:

	Quarter Ended				Quarter Ended
	2/4/18				1/29/17
	GAAP			Non-GAAP	GAAP			Non-GAAP
	Results	Adjustments	(1)	Results	Results	Adjustments	(2)	Results

Net income attributable to PVH Corp.	$108.5	$(15.2)		$123.7	$100.7	$3.0		$97.7

Weighted average common shares	77.1			77.1	79.1			79.1
Weighted average dilutive securities	1.2			1.2	0.6			0.6
Total shares	78.3			78.3	79.7			79.7

Diluted net income per common share attributable to PVH Corp.	$1.39			$1.58	$1.26			$1.23

	Year Ended				Year Ended
	2/4/18				1/29/17
	GAAP			Non-GAAP	GAAP			Non-GAAP
	Results	Adjustments	(1)	Results	Results	Adjustments	(2)	Results

Net income attributable to PVH Corp.	$537.8	$(86.6)		$624.4	$549.0	$(1.1)		$550.1

Weighted average common shares	77.6			77.6	80.2			80.2
Weighted average dilutive securities	1.0			1.0	0.7			0.7
Total shares	78.6			78.6	80.9			80.9

Diluted net income per common share attributable to PVH Corp.	$6.84			$7.94	$6.79			$6.80

(1)
Represents the impact on net income in the periods ended February 4, 2018 from the elimination of (i) the recognized actuarial loss on retirement plans; (ii) the costs incurred related to the TH China acquisition, primarily consisting of noncash amortization of short-lived assets; (iii) the costs incurred in connection with the Li & Fung termination; (iv) the costs incurred in connection with the relocation of the Tommy Hilfiger office in New York, including noncash depreciation expense; (v) the costs incurred in connection with the noncash settlement of certain of the Company’s benefit obligations related to its retirement plans as a result of an annuity purchased for certain participants, under which such obligations were transferred to an insurer; (vi) the net costs incurred in connection with the consolidation within the Company’s warehouse and distribution network in North America, which included a gain recorded on the sale of a warehouse and distribution center; (vii) the costs incurred in connection with the Mr. Hilfiger amendment; (viii) the costs incurred in connection with the early redemption of the Company’s $700 million 4 1/2% senior notes; (ix) the costs incurred in connection with the issuance of the Company’s €600 million 3 1/8% senior notes; (x) the tax effects associated with the foregoing pre-tax items; (xi) the discrete tax benefits related to the resolution of uncertain tax positions; (xii) the discrete net tax benefit associated with the Tax Legislation; and (xiii) the discrete tax benefit related to an excess tax benefit from the exercise of stock options by the Company’s Chief Executive Officer. Please see Table 1 for a reconciliation of GAAP net income to net income on a non-GAAP basis.

(2) Represents the impact on net income in the periods ended January 29, 2017 from the elimination of (i) the recognized actuarial gain on retirement plans; (ii) the costs incurred in connection with the integration of Warnaco and the related restructuring; (iii) the costs incurred in connection with the discontinuation of several licensed product lines in the Heritage Brands dress furnishings business; (iv) the costs incurred in connection with the G-III license; (v) the costs incurred in connection with the restructuring associated with the global creative strategy for CALVIN KLEIN; (vi) the noncash gain recorded to write-up the Company’s equity investment in TH China to fair value in connection with the TH China acquisition; (vii) the one-time costs recorded on the Company’s equity investment in TH China prior to the TH China acquisition closing; (viii) the costs incurred related to the TH China acquisition, primarily consisting of noncash valuation adjustments and amortization of short-lived assets; (ix) the costs incurred in connection with the amendment of the Company’s credit facility; (x) the noncash costs recorded in connection with the Mexico deconsolidation; (xi) the gain recorded in connection with a payment made to the Company to exit a TOMMY HILFIGER flagship store in Europe; (xii) the costs incurred in connection with the TH men’s tailored license termination; (xiii) the tax effects associated with the foregoing pre-tax items; and (xiv) the discrete tax benefits related to the resolution of uncertain tax positions. Please see Table 1 for a reconciliation of GAAP net income to net income on a non-GAAP basis.

PVH CORP.
Consolidated Balance Sheets
(In millions)

	2/4/18	1/29/17
ASSETS
Current Assets:
Cash and Cash Equivalents	$493.9	$730.1
Receivables	696.4	641.4
Inventories	1,591.3	1,317.9
Other	249.2	190.2
Total Current Assets	3,030.8	2,879.6
Property, Plant and Equipment	899.8	759.9
Goodwill and Other Intangible Assets	7,561.3	7,079.9
Other Assets	393.8	348.5
	$11,885.7	$11,067.9

LIABILITIES, REDEEMABLE NON-CONTROLLING INTEREST AND STOCKHOLDERS’ EQUITY
Accounts Payable and Accrued Expenses	$1,852.1	$1,545.7
Short-Term Borrowings	19.5	19.1
Current Portion of Long-Term Debt	—	—
Other Liabilities	1,414.4	1,499.3
Long-Term Debt	3,061.3	3,197.3
Redeemable Non-Controlling Interest	2.0	2.0
Stockholders’ Equity	5,536.4	4,804.5
	$11,885.7	$11,067.9

Note: Year over year balances are impacted by changes in foreign currency exchange rates.

PVH CORP.
Segment Data
(In millions)

REVENUE BY SEGMENT
	Quarter Ended	Quarter Ended
	2/4/18	1/29/17

Calvin Klein North America
Net sales	$419.5	$368.5
Royalty revenue	33.4	30.3
Advertising and other revenue	11.6	10.6
Total	464.5	409.4

Calvin Klein International
Net sales	480.7	359.7
Royalty revenue	22.9	18.7
Advertising and other revenue	8.6	7.1
Total	512.2	385.5

Total Calvin Klein
Net sales	900.2	728.2
Royalty revenue	56.3	49.0
Advertising and other revenue	20.2	17.7
Total	976.7	794.9

Tommy Hilfiger North America
Net sales	420.1	401.7
Royalty revenue	15.1	13.9
Advertising and other revenue	4.0	3.5
Total	439.2	419.1

Tommy Hilfiger International
Net sales	686.1	500.4
Royalty revenue	14.2	11.2
Advertising and other revenue	1.3	0.9
Total	701.6	512.5

Total Tommy Hilfiger
Net sales	1,106.2	902.1
Royalty revenue	29.3	25.1
Advertising and other revenue	5.3	4.4
Total	1,140.8	931.6

Heritage Brands Wholesale
Net sales	306.5	307.5
Royalty revenue	5.1	5.0
Advertising and other revenue	0.9	1.0
Total	312.5	313.5

Heritage Brands Retail
Net sales	67.8	67.1
Royalty revenue	1.1	0.6
Advertising and other revenue	0.0	0.0
Total	68.9	67.7

Total Heritage Brands
Net sales	374.3	374.6
Royalty revenue	6.2	5.6
Advertising and other revenue	0.9	1.0
Total	381.4	381.2

Total Revenue
Net sales	2,380.7	2,004.9
Royalty revenue	91.8	79.7
Advertising and other revenue	26.4	23.1
Total	$2,498.9	$2,107.7

PVH CORP.
Segment Data (continued)
(In millions)

EARNINGS BEFORE INTEREST AND TAXES BY SEGMENT

	Quarter Ended			Quarter Ended
	2/4/18			1/29/17
	Results			Results
	Under		Non-GAAP	Under		Non-GAAP
	GAAP	Adjustments(1)	Results	GAAP	Adjustments(2)	Results

Calvin Klein North America	$28.0		$28.0	$31.3	$(6.6)	$37.9

Calvin Klein International	51.1		51.1	37.3		37.3

Total Calvin Klein	79.1		79.1	68.6	(6.6)	75.2

Tommy Hilfiger North America	10.0	$(34.7)	44.7	25.4	(11.0)	36.4

Tommy Hilfiger International	37.1	(55.2)	92.3	40.5	(15.1)	55.6

Total Tommy Hilfiger	47.1	(89.9)	137.0	65.9	(26.1)	92.0

Heritage Brands Wholesale	7.5		7.5	12.8		12.8

Heritage Brands Retail	0.1		0.1	0.6		0.6

Total Heritage Brands	7.6		7.6	13.4		13.4

Corporate	(75.8)	(28.8)	(47.0)	5.8	39.1	(33.3)

Total earnings before interest and taxes	$58.0	$(118.7)	$176.7	$153.7	$6.4	$147.3

(1)
Adjustments for the quarter ended February 4, 2018 represent the elimination of (i) the recognized actuarial loss on retirement plans; (ii) the costs incurred related to the TH China acquisition, primarily consisting of noncash amortization of short-lived assets; (iii) the net gain recorded in connection with the consolidation within the Company’s warehouse and distribution network in North America, which included the impact of the sale of a warehouse and distribution center; (iv) the costs incurred in connection with the Mr. Hilfiger amendment; (v) the costs incurred in connection with the early redemption of the Company’s $700 million 4 1/2% senior notes; and (vi) the costs incurred in connection with the issuance of the Company’s €600 million 3 1/8% senior notes.

(2)
Adjustments for the quarter ended January 29, 2017 represent the elimination of (i) the recognized actuarial gain on retirement plans; (ii) the costs incurred related to the TH China acquisition, principally consisting of noncash amortization of short-lived assets; (iii) the noncash costs recorded in connection with the Mexico deconsolidation; and (iv) the costs incurred in connection with the TH men’s tailored license termination.

PVH CORP.
Segment Data (continued)
(In millions)

REVENUE BY SEGMENT
	Year Ended	Year Ended
	2/4/18	1/29/17
Calvin Klein North America
Net sales	$1,511.3	$1,513.0
Royalty revenue	146.4	131.7
Advertising and other revenue	50.1	45.2
Total	1,707.8	1,689.9

Calvin Klein International
Net sales	1,645.0	1,346.2
Royalty revenue	80.0	72.9
Advertising and other revenue	28.8	26.2
Total	1,753.8	1,445.3

Total Calvin Klein
Net sales	3,156.3	2,859.2
Royalty revenue	226.4	204.6
Advertising and other revenue	78.9	71.4
Total	3,461.6	3,135.2

Tommy Hilfiger North America
Net sales	1,482.2	1,502.4
Royalty revenue	68.9	48.9
Advertising and other revenue	16.7	12.0
Total	1,567.8	1,563.3

Tommy Hilfiger International
Net sales	2,268.0	1,899.4
Royalty revenue	47.8	44.5
Advertising and other revenue	9.6	3.6
Total	2,325.4	1,947.5

Total Tommy Hilfiger
Net sales	3,750.2	3,401.8
Royalty revenue	116.7	93.4
Advertising and other revenue	26.3	15.6
Total	3,893.2	3,510.8

Heritage Brands Wholesale
Net sales	1,274.4	1,271.6
Royalty revenue	19.5	20.3
Advertising and other revenue	3.5	3.9
Total	1,297.4	1,295.8

Heritage Brands Retail
Net sales	258.5	258.8
Royalty revenue	3.7	2.3
Advertising and other revenue	0.4	0.2
Total	262.6	261.3

Total Heritage Brands
Net sales	1,532.9	1,530.4
Royalty revenue	23.2	22.6
Advertising and other revenue	3.9	4.1
Total	1,560.0	1,557.1

Total Revenue
Net sales	8,439.4	7,791.4
Royalty revenue	366.3	320.6
Advertising and other revenue	109.1	91.1
Total	$8,914.8	$8,203.1

PVH CORP.
Segment Data (continued)
(In millions)

EARNINGS BEFORE INTEREST AND TAXES BY SEGMENT

	Year Ended			Year Ended
	2/4/18			1/29/17
	Results			Results
	Under		Non-GAAP	Under		Non-GAAP
	GAAP	Adjustments(1)	Results	GAAP	Adjustments(2)	Results

Calvin Klein North America	$184.0		$184.0	$123.9	$(86.4)	$210.3

Calvin Klein International	226.5		226.5	209.6	(5.4)	215.0

Total Calvin Klein	410.5		410.5	333.5	(91.8)	425.3

Tommy Hilfiger North America	97.0	$(85.2)	182.2	135.8	(15.2)	151.0

Tommy Hilfiger International	221.5	(98.0)	319.5	328.3	88.4	239.9

Total Tommy Hilfiger	318.5	(183.2)	501.7	464.1	73.2	390.9

Heritage Brands Wholesale	96.7		96.7	90.2	(3.0)	93.2

Heritage Brands Retail	7.6		7.6	8.8		8.8

Total Heritage Brands	104.3		104.3	99.0	(3.0)	102.0

Corporate	(200.9)	(48.0)	(152.9)	(107.4)	16.7	(124.1)

Total earnings before interest and taxes	$632.4	$(231.2)	$863.6	$789.2	$(4.9)	$794.1

(1)
Adjustments for the year ended February 4, 2018 represent the elimination of (i) the recognized actuarial loss on retirement plans; (ii) the costs incurred related to the TH China acquisition, primarily consisting of noncash amortization of short-lived assets; (iii) the costs incurred in connection with the Li & Fung termination; (iv) the costs incurred in connection with the relocation of the Tommy Hilfiger office in New York, including noncash depreciation expense; (v) the costs incurred in connection with the noncash settlement of certain of the Company’s benefit obligations related to its retirement plans as a result of an annuity purchased for certain participants, under which such obligations were transferred to an insurer; (vi) the net costs incurred in connection with the consolidation within the Company’s warehouse and distribution network in North America, which included a gain recorded on the sale of a warehouse and distribution center; (vii) the costs incurred in connection with the Mr. Hilfiger amendment; (viii) the costs incurred in connection with the early redemption of the Company’s $700 million 4 1/2% senior notes; and (ix) the costs incurred in connection with the issuance of the Company’s €600 million 3 1/8% senior notes.

(2)
Adjustments for the year ended January 29, 2017 represent the elimination of (i) the recognized actuarial gain on retirement plans; (ii) the costs incurred in connection with the integration of Warnaco and the related restructuring; (iii) the costs incurred in connection with the discontinuation of several licensed product lines in the Heritage Brands dress furnishings business; (iv) the costs incurred in connection with the G-III license; (v) the costs incurred in connection with the restructuring associated with the global creative strategy for CALVIN KLEIN; (vi) the noncash gain recorded to write-up the Company’s equity investment in TH China to fair value in connection with the TH China acquisition; (vii) the one-time costs recorded on the Company’s equity investment in TH China prior to the TH China acquisition closing; (viii) the costs incurred related to the TH China acquisition, primarily consisting of noncash valuation adjustments and amortization of short-lived assets; (ix) the costs incurred in connection with the amendment of the Company’s credit facility; (x) the noncash costs recorded in connection with the Mexico deconsolidation; (xi) the gain recorded in connection with a payment made to the Company to exit a TOMMY HILFIGER flagship store in Europe; and (xii) the costs incurred in connection with the TH men’s tailored license termination.

PVH CORP.
Reconciliations of 2017 Constant Currency Revenue
(In millions)
As a supplement to the Company’s reported operating results, the Company presents constant currency revenue information, which is a non-GAAP financial measure. The Company presents results in this manner because it is a global company that transacts business in multiple currencies but reports financial information in U.S. dollars. Foreign currency exchange rate fluctuations affect the amounts reported by the Company in U.S. dollars with respect to its foreign revenues. Exchange rate fluctuations can have a significant effect on reported revenues. The Company believes presenting constant currency revenue information provides useful information to investors, as it provides information to assess how its businesses performed excluding the effects of changes in foreign currency exchange rates and assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance.
The Company calculates constant currency revenue information by translating its foreign revenues for the current year period into U.S. dollars at the average exchange rates in effect during the comparable prior year period (rather than at the actual exchange rates in effect during the current year period).
Constant currency performance should be viewed in addition to, and not in lieu of or as superior to, the Company’s operating performance calculated in accordance with GAAP. The constant currency revenue information presented may not be comparable to similarly described measures reported by other companies.

	GAAP Revenue		% Change
	Quarter Ended		GAAP	Positive Impact of Foreign Exchange	Constant Currency
	2/4/18	1/29/17

Calvin Klein North America	$464.5	$409.4	13.4%	0.6%	12.8%
Calvin Klein International	512.2	385.5	32.9%	9.9%	23.0%
Total Calvin Klein	976.7	794.9	22.9%	5.2%	17.7%

Tommy Hilfiger North America	$439.2	$419.1	4.8%	0.8%	4.0%
Tommy Hilfiger International	701.6	512.5	36.9%	13.0%	23.9%
Total Tommy Hilfiger	1,140.8	931.6	22.4%	7.5%	14.9%

Total Revenue	$2,498.9	$2,107.7	18.6%	5.3%	13.3%

	GAAP Revenue		% Change
	Year Ended		GAAP	Positive Impact of Foreign Exchange	Constant Currency
	2/4/18	1/29/17

Total Calvin Klein	$3,461.6	$3,135.2	10.4%	1.6%	8.8%

Total Tommy Hilfiger	$3,893.2	$3,510.8	10.9%	2.1%	8.8%

Total Revenue	$8,914.8	$8,203.1	8.7%	1.5%	7.2%

PVH CORP.
Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts

The Company is presenting its 2018 estimated results excluding the costs to be incurred related to the TH China acquisition, consisting of noncash amortization of short-lived assets and the resulting estimated tax effect. The 2018 estimated results are presented on both a GAAP and non-GAAP basis. The Company believes presenting these results on a non-GAAP basis provides useful additional information to investors. The Company excludes such amounts that it deems non-recurring or non-operational and believes that this (i) facilitates comparing current results against past and future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company, and (ii) assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance. The Company has provided the reconciliations set forth below to present its estimates on a GAAP basis and excluding these amounts. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The non-GAAP measures should be viewed in addition to, and not in lieu of or as superior to, the Company’s operating performance measures calculated in accordance with GAAP. The information presented on a non-GAAP basis may not be comparable to similarly titled measures reported by other companies. The estimated tax effect associated with the above pre-tax item is based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated the item identified above as a non-GAAP exclusion to determine if such item is taxable or tax deductible, and if so, in what jurisdiction the tax expense or tax deduction would occur. The item is identified as tax deductible, with the tax effect taken at the statutory income tax rate of the local jurisdiction.

2018 Net Income Per Common Share Reconciliations	Current Guidance
	Full Year 2018 (Estimated)	First Quarter 2018 (Estimated)

GAAP net income per common share attributable to PVH Corp.	$8.76 - $8.86	$2.13 - $2.18
Estimated per common share impact of item identified as a non-GAAP exclusion	$(0.24)	$(0.07)
Net income per common share attributable to PVH Corp. on a non-GAAP basis	$9.00 - $9.10	$2.20 - $2.25

The GAAP net income per common share attributable to PVH Corp. amounts presented in the above table, as well as the amounts excluded in providing non-GAAP earnings guidance, would be expected to change as a result of (i) acquisition, restructuring, divestment or similar transactions or activities, (ii) the timing and strategy of restructuring and integration initiatives or other one-time events, if any, that the Company engages in or suffers during the period, (iii) any market or other changes affecting the Company’s expected actuarial gain or loss on retirement plans, (iv) the imposition of significant tariffs on apparel, footwear and accessories imported from China or any of the Company’s other significant sourcing countries, (v) adjustments to the Company’s income tax provision related to the Tax Legislation, including as a result of changes in the provisional amounts recorded in 2017 during the measurement period allowed by the SEC, as regulatory guidance needs to be issued related to the Tax Legislation and as the Company completes its final analysis of the impacts of the Tax Legislation, or (vi) any discrete tax events including changes in tax rates or tax law and events arising from audits or the resolution of uncertain tax positions. The Company has no current understanding or agreement regarding any such transaction or definitive plans regarding any such activity that has not been announced or completed.

PVH CORP.
Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts (continued)

2018 Estimated Revenue on a Constant Currency Basis Reconciliation	Full Year 2018 (Estimated) (Consolidated)	Full Year 2018 (Estimated) (Calvin Klein)	Full Year 2018 (Estimated) (Tommy Hilfiger)	First Quarter 2018 (Estimated) (Consolidated)	First Quarter 2018 (Estimated) (Calvin Klein)	First Quarter 2018 (Estimated) (Tommy Hilfiger)

GAAP revenue increase	7%	9%	8%	15%	17%	19%
Positive impact of foreign exchange	3%	2%	4%	6%	5%	9%
Non-GAAP revenue increase on a constant currency basis	4%	7%	4%	9%	12%	10%

Please refer to the section entitled “Reconciliations of 2017 Constant Currency Revenue” for a description of the presentation of constant currency amounts.

Reconciliation of GAAP Diluted Net Income Per Common Share to Diluted Net Income Per Common Share on a Non-GAAP Basis (Net Income in millions)	First Quarter 2017
	(Actual)
	Results Under GAAP	Adjustments	(1)	Non-GAAP Results

Net income	$70.4	$(59.8)		$130.2
Total weighted average shares	79.0			79.0

Diluted net income per common share	$0.89			$1.65

(1) Represents the impact on net income in the first quarter of 2017 from the elimination of (i) $6.9 million of costs incurred related to the TH China acquisition, primarily consisting of noncash amortization of short-lived assets; (ii) $54.2 million of costs incurred in connection with the Li & Fung termination; (iii) $7.0 million of costs incurred in connection with the relocation of the Tommy Hilfiger office in New York, including noncash depreciation expense; (iv) $9.4 million of costs incurred in connection with the noncash settlement of certain of the Company’s benefit obligations related to its retirement plans as a result of an annuity purchased for certain participants, under which such obligations were transferred to an insurer; (v) $1.8 million of costs incurred in connection with the consolidation within the Company’s warehouse and distribution network in North America; and (vi) $19.5 million of tax effects associated with the foregoing pre-tax items.